EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Second Quarter

METAIRIE, La., Aug. 1, 2014 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended June 30, 2014 was $519,000, or $0.20 per diluted share, compared to quarterly net income of $994,000, or $0.38 per diluted share during the second quarter of 2013. The variance between the respective quarterly periods was primarily attributable to a decrease in net interest income of $109,000, a decrease in gains on the sale of mortgage loans of $301,000, and a $234,000 non-recurring gain on the Company's equity investment in a small business investment company recognized during the second quarter of 2013. We did not recognize any such gain in the second quarter of 2014. For the six months ended June 30, 2014, the Company reported net income of $1.1 million, or $0.43 per diluted share, a decrease of $355,000 compared to the six months ended June 30, 2013.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "On behalf of the Company, I am pleased to present the results of another profitable quarter for the Company. The growth in the level of loans originated for investment, as well as for sale in the secondary market, continues to serve as the primary driver of our profitably and as a catalyst for the development of new deposit customers. Our business model remains focused on the development of these long-term customer relationships, which in time will lead to increased value to our shareholders."

Total assets were $317.3 million at June 30, 2014, an increase of $574,000 compared to December 31, 2013. During the first six months of 2014, our asset growth was primarily attributable to a $7.8 million increase in our net loan portfolio. The net loan portfolio was $255.3 million at June 30, 2014 compared to $247.5 million at December 31, 2013. Loan growth during the first six months of 2014 was fueled primarily by a $6.3 million increase in our single-family residential mortgage loans and a $3.3 million increase in our funded home equity loans and lines of credit. Partially offsetting the increases in our single-family residential mortgage loans and home equity loans and lines of credit were decreases in the outstanding balances of our loans secured by multifamily residential mortgage loans and by commercial real estate of $1.5 million and $270,000, respectively, during the first six months of 2014. In addition, in the six month period ended June 30, 2014, our cash and cash equivalents decreased by $2.8 million to $4.2 million. Total securities available-for-sale decreased by $2.6 million and total securities held-for-investment decreased by $2.4 million during the first six months of 2014.

Total deposits decreased by $3.9 million, to $198.6 million at June 30, 2014 compared to $202.5 million at December 31, 2013. This decrease was primarily due to the withdrawal of short-term interest bearing deposits by a single commercial depositor, which had been expected. During the first six months of 2014, non-interest bearing deposits increased by $1.3 million to $16.4 million, and interest-bearing deposits decreased by $5.2 million to $182.2 million.   Total Federal Home Loan Bank advances were $55.5 million at June 30, 2014, an increase of $4.4 million from December 31, 2013. This increase in FHLB advances was in the form of short-term advances which were used to offset the out flow of deposits and fund the growth in our loan portfolio during the period.

Total shareholders' equity was $57.6 million at June 30, 2014 and $57.9 million at December 31, 2013. Net income of $1.1 million during the first half of 2014 was partially offset by treasury stock repurchases and the payment of a two quarterly cash dividends. During the six months ended June 30, 2014, the Company acquired 61,474 shares of its common stock at a total cost of $914,000 pursuant to its repurchase plans. Additionally, the Company paid quarterly cash dividends of $.05 per share of common stock, or $288,000 in the aggregate for the first and second quarter. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 15.12%, 25.04%, and 26.19%, respectively, at June 30, 2014.

Net interest income was approximately $2.4 million during the second quarter of 2014, a decrease of $109,000 compared to the second quarter of 2013. Between the respective quarterly periods, the average yield on our interest-earning assets declined by 24 basis points while the average cost of our interest-bearing liabilities decreased 12 basis points, resulting in a 12 basis point decrease in the average interest rate spread. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.15% and 3.28%, respectively, for the three month periods ended June 30, 2014, and June 30, 2013. During the second quarter of 2014, interest income was $3.1 million, a decrease of $199,000 compared to the second quarter of 2013. The average balance of interest earning assets decreased by $1.2 million and the average yield on interest-earning assets decreased from 4.25% to 4.01% during the three month period ended June 30, 2014 compared to the same three month period in the prior year.  Interest income on loans receivable was $2.7 million during the second quarter of 2014, with an average balance of $250.8 million and an average yield of 4.34%. Similarly, interest income of $2.8 million was earned on loans receivable with an average balance of $230.7 million and an average yield of 4.80% during the second quarter of 2013. The average balance of our mortgage-backed securities and CMOs decreased by $15.1 million, to $47.3 million, during the second quarter of 2014 compared to the second quarter of 2013, resulting in a decrease of $128,000 in interest income earned on mortgage-backed securities and CMOs in the 2014 period compared to the 2013 period. Interest income on investment securities during the second quarter of 2014 was $14,000, at an average yield of 3.73%, compared to $37,000, at an average yield of 2.33%, during the second quarter of 2013. Interest income earned on other interest-earning assets was $7,000 and $5,000, respectively, for the three month periods ended June 30, 2014 and 2013.

During the six month period ended June 30, 2014, net interest income was $4.9 million, a decrease of $70,000 compared to the six month period ended June 30, 2013. Our net interest rate spread between the respective six month periods decreased by six basis points and our net interest margin decreased by eight basis points. Interest income decreased by $279,000, to $6.2 million, during the first six months of 2014 compared to the first six months of 2013. Between the respective six month periods, the interest income benefit derived from a $3.4 million increase in our average interest-earning assets was offset by a 23 basis point decrease in the average yield earned on such assets. Interest income on mortgage loans receivable was $5.5 million and $5.4 million, respectively, during the six month periods ended June 30, 2014 and 2013. During these six month periods, the average balance of mortgage loans receivable increased by $26.4 million, however the average yield decreased by 48 basis points. The growth in the average balance of our mortgage loans receivable was partially offset by a $17.6 million decrease in the average balance of our mortgage-backed securities and CMOs, a $4.1 million decrease in the average balance of our investment securities, and a $1.4 million decrease in other interest-earning assets. The average yield earned on total interest-earning assets during the first six months of 2014 was 4.05% compared to 4.28% during the first six months of 2013.

Total interest expense was $660,000, with our interest-bearing liabilities having an average cost of 1.11%, during the second quarter of 2014, compared to interest expense of $750,000 and an average cost of 1.23% for the second quarter of 2013. The average rate paid on interest-bearing deposits was 0.85% during the quarter ended June 30, 2014, a decrease of seven basis points from the quarter ended June 30, 2013. Interest expense on borrowings was $268,000 at an average cost of 2.03% during the second quarter of 2014, and $328,000 at an average cost of 2.20% during the second quarter of 2013.

For the six month period ended June 30, 2014, total interest expense was $1.3 million, a decrease of $209,000 compared to the six month period ended June 30, 2013. Average interest-bearing liabilities were $238.9 million with an average cost of 1.11% during the first half of 2014 compared to average interest-bearing liabilities of $239.4 million with an average cost of 1.28% during the first half of 2013.

The Company recorded a provision for loan losses of $44,000 during the second quarter of 2014 compared to $6,000 during the second quarter of 2013. Our allowance for loan losses was $2.2 and $2.1 million, respectively, at June 30, 2014 and 2013. At such dates, our allowance for loan losses was 0.85% and 0.88%, respectively, of total loans receivable.

During the six month periods ended June 30, 2014 and June 30, 2013, the Company reported provisions for loan losses of $65,000 and $147,000, respectively. At June 30, 2014, total non-performing loans were $1.1 million, or 0.41% of total loans, and total non-performing assets were $1.8 million, or 0.58% of total assets. At June 30, 2013, total non-performing loans were $1.2 million and total non-performing assets were $1.8 million.

Non-interest income for the second quarter of 2014 was $395,000, a decrease of $585,000 from the second quarter of 2013. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $164,000 during the second quarter of 2014, a decrease of $67,000 from the comparable 2013 period. Gains on the sale of mortgage loans decreased from $483,000 during the second quarter of 2013 to $182,000 during the second quarter of 2014 due to a decrease of $11.5 million in the principal balance of loans sold during the respective periods. During the second quarter of 2013, the Company recorded a $234,000 gain on an equity investment in a small business investment company ("SBIC"). There was no such gain realized during the second quarter of 2014. Other non-interest income was $19,000 and $32,000, respectively, during the three month periods ended June 30, 2014 and 2013.

For the six month periods ended June 30, 2014 and 2013, total non-interest income was $759,000 and $1.5 million, respectively. Customer service fees decreased by $104,000 between the six month periods due primarily to a $179,000 decrease in commissions earned on brokered loan transactions. This decrease was partially offset by an increase of $35,000 in deposit account service charges and a $40,000 increase in loan servicing fees. Gains on the sale of mortgage loans were $323,000 during the second quarter of 2014 compared to $664,000 during the second quarter of 2013. This decrease in gains on the sale of mortgage loans was directly related to a $15.4 million decrease in the principal balance of loans sold between the respective six month periods. Gains on the sale of securities were $30,000 during the first six months of 2014. There were no such sales during the first half of 2013. The Company recorded a gain of $7,000 on its investment in a SBIC during the six month period ended June 30, 2014 compared to a gain of $293,000 recorded during the six month period ended June 30, 2013.

Total non-interest expense was $2.0 million for each of the quarterly periods ended June 30, 2014 and 2013.  Salaries and employee benefits expense increased by $23,000, to $1.1 million, for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013. Occupancy expenses increased by $42,000, to $379,000, during the second quarter of 2014 compared to the second quarter of 2013 due primarily to increased data processing costs and certain costs associated with the renovations of one of our branch offices. Legal expenses decreased by $41,000, to $33,000, between the respective quarters ended June 30, 2014 and 2013. The Louisiana bank shares tax was $48,000 and $58,000, respectively, and our FDIC deposit insurance premiums were $37,000 and $38,000, respectively, for the three month periods ended June 30, 2014 and June 30, 2013. The net cost associated with our OREO operations was $42,000 during the second quarter of 2014 compared to $55,000 during the second quarter of 2013. Advertising expense decreased by $16,000 to $83,000 during the second quarter of 2014 compared to the second quarter of 2013, due to a reduction in consulting fees associated with our marketing programs. Other non-interest expenses were $150,000 for the second quarter of 2014, and $155,000 for the second quarter of 2013.

Non-interest expense for the first six months of 2014 was $3.9 million, a decrease of $157,000 compared to the first six months of 2013. Salaries and employee benefits cost decreased by $88,000 between the respective six month periods, to $2.3 million, due primarily to a reduction in the cost of our equity compensation plans. During the first quarter of 2013, the majority of the awards associated with these plans became fully vested and expensed. Occupancy expense for the six months ended June 30, 2014 was $739,000, an increase of $71,000 compared to the six months ended June 30, 2013. This increase was attributed to the aforementioned increase in data processing cost and certain costs associated with the renovation of a branch office. Our bank shares tax expense decreased by $19,000, legal expenses decreased by $60,000, OREO operating cost decreased by $28,000, and advertising expense decreased by $50,000 during the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

For the three month period ended June 30, 2014, the Company recorded income tax expense of $268,000, a decrease of $251,000 from the three month period ended June 30, 2013. This decrease in income tax expense was primarily due to a decrease in pre-tax income of $726,000 between the respective quarterly periods.

Income tax expense was $591,000 based on pre-tax income of $1.7 million during the first six months of 2014 compared to income tax expense of $785,000 on pre-tax income of $2.3 million during the first six months of 2013.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2014	2013
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 317,282	$ 316,708
Cash and cash equivalents	4,179	6,964
Securities available-for-sale:
Investment securities	--	2,023
Mortgage-backed securities & CMOs	2,905	3,463
Equity Securities	223	280
Securities held-to-maturity:
Investment securities	2,883	--
Mortgage-backed securities & CMOs	42,036	47,346
Loans receivable, net	255,299	247,479
Deposits	198,638	202,508
FHLB advances and other borrowings	55,451	51,040
Shareholders' equity	57,635	57,939

Book Value per Share	$20.40	$20.07

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,088	$ 3,287	$ 6,234	$ 6,513
Total interest expense	660	750	1,320	1,529
Net interest income	2,428	2,537	4,914	4,984
Provision for loan losses	44	6	65	147
Net interest income after provision for loan losses	2,384	2,531	4,849	4,837
Total non-interest income	395	980	759	1,477
Total non-interest expense	1,992	1,998	3,878	4,035
Income before income taxes	787	1,513	1,730	2,279
Income taxes	268	519	591	785
Net income	$ 519	$ 994	$ 1,139	$ 1,494

Earnings per share:
Basic	$ 0.21	$ 0.40	$ 0.46	$ 0.60
Diluted	$ 0.20	$ 0.38	$ 0.43	$ 0.57
Weighted average shares outstanding
Basic	2,472,698	2,478,520	2,484,406	2,474,713
Diluted	2,647,488	2,606,964	2,651,958	2,610,056

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.01%	4.25%	4.05%	4.28%
Average rate on interest-bearing liabilities	1.11%	1.23%	1.11%	1.28%
Average interest rate spread(2)	2.90%	3.02%	2.94%	3.00%
Net interest margin(2)	3.15%	3.28%	3.19%	3.27%
Average interest-earning assets to average interest-bearing liabilities	129.45%	126.76%	128.95%	127.25%
Net interest income after provision for loan losses to non-interest expense	119.68%	126.68%	125.04%	119.88%
Total non-interest expense to average assets	2.52%	2.52%	2.45%	2.58%
Efficiency ratio(3)	70.56%	56.81%	68.36%	62.45%
Return on average assets	0.66%	1.25%	0.72%	0.95%
Return on average equity	3.59%	7.14%	3.94%	5.37%
Average equity to average assets	18.26%	17.54%	18.25%	17.77%

	At or For the Period Ended
	June 30,	March 31,	Dec. 31,
Asset Quality Ratios(4):	2014	2014	2013
Non-performing loans as a percent of total loans receivable (5) (6)	0.41%	0.54%	0.53%
Non-performing assets as a percent of total assets(5)	0.58%	0.60%	0.60%
Allowance for loan losses as a percent of non-performing loans	208.54%	165.24%	167.24%
Allowance for loan losses as a percent of total loans receivable (6)	0.85%	0.90%	0.89%
Net charge-offs during the period to average loans receivable (6)(7)	0.04%	0.00%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	15.12%	15.09%	14.80%
Tier 1 risk-based capital ratio	25.04%	25.69%	25.37%
Total risk-based capital ratio	26.19%	26.91%	26.58%
_________________________________________

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer

         or

         John LeBlanc,
         EVP & Chief Financial Officer
         Telephone:
         (504) 834-1190